SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 26, 2006

SAKS INCORPORATED

(Exact name of registrant as specified in its charter)

TENNESSEE	1-13113	62-0331040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 Lakeshore Parkway Birmingham, Alabama	35211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (205) 940-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On May 16, 2006, Saks Incorporated (the “Company”) issued a news release announcing the Company’s results of operations and financial condition for the first quarter ended April 29, 2006. The May 16, 2006 news release included unaudited consolidated statements of income, consolidated balance sheets and other information related to the Company’s segments and certain charges and gains for the first quarter ended April 29, 2006.

The Company has revised the unaudited consolidated statements of income, consolidated balance sheets and other information for the first quarter ended April 29, 2006 to reflect a $5.8 million, or $0.03 per share, decrease in the pre-tax gain on the sale of the Company’s Northern Department Store Group (“NDSG”) business to The Bon-Ton Stores, Inc.

The decrease in the gain on the NDSG transaction is due to a revision in the discount rate used in calculating the unfunded benefits liability for the NDSG pension plan on the closing date as set forth in the purchase agreement for the NDSG transaction.

The Company’s net income for the first quarter ended April 29, 2006 was $77.9 million or $0.57 per share. The quarter included a net after-tax gain on the NDSG transaction of $69.2 million or $0.51 per share.

The revised unaudited statements of income, consolidated balance sheets and other information for the first quarter ended April 29, 2006 are incorporated herein by reference and are attached hereto as Exhibit 99.1

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit	Description of Document
99.1	Revised unaudited statements of income, consolidated balance sheets and other information for the first quarter ended April 29, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAKS INCORPORATED

Date: May 26, 2006	/s/ Kevin G. Wills
Kevin G. Wills Executive Vice President of Finance And Chief Accounting Officer